Exhibit 10.70

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

October 4, 2019

Pfizer Inc.
235 East 42nd Street
New York, NY  10017
Attention: Morris J. Birnbaum, M.D., Ph.D.

Akcea Therapeutics, Inc.
22 Boston Wharf Road
9th Floor
Boston, MA 02210
Attention: Damien McDevitt, Ph.D.

Re:	AKCEA-ANGPTL3-LRx License Agreement

Dear Dr. Birnbaum and Dr. McDevitt:

This letter agreement (“Letter Agreement”) is in reference to the License Agreement (the “Agreement”), dated October 4, 2019, by and between Akcea Therapeutics, Inc. (“Akcea”) and Pfizer Inc. (“Pfizer”), which Agreement includes a sublicense of certain rights licensed by Akcea from its Affiliate, Ionis Pharmaceuticals, Inc. (“Ionis”), under the Development, Commercialization and License Agreement, dated December 18, 2015, by and between Ionis (formerly known as Isis Pharmaceuticals, Inc.) and Akcea (the “Ionis/Akcea License Agreement”).  Any capitalized terms not defined in this Letter Agreement will have the meanings set forth in the Agreement, unless expressly specified otherwise.  This Letter Agreement will become effective on the Closing Date of the Agreement.

1.           Consent.  Pursuant to Section 4.2 of the Ionis/Akcea License Agreement, Ionis hereby consents to Akcea entering into the Agreement.

Morris J. Birnbaum, M.D., Ph.D.
Damien McDevitt, Ph.D.
October 4, 2019

2.           Potential Follow-On Compounds.  After the Execution Date, subject to Article 6 (Exclusivity) of the Agreement and the terms of this Letter Agreement, Ionis may conduct discovery activities on any compound, other than AKCEA-ANGPTL3-LRx, that is designed to bind to the RNA that encodes ANGPTL3 (each such compound, a “Potential Follow-On Compound”), and may conduct pre-clinical research and pre-clinical development on each such Potential Follow-On Compound.  Ionis will provide written notice identifying and disclosing each Potential Follow-On Compound to Pfizer at each Development Update Meeting or sooner if a Potential Follow-On Compound has otherwise been identified.

3.           ROFN for Potential Follow-On Compound Collaboration.  At any time on or after the Closing Date through the expiration of the Exclusivity Period (the “ROFN Period”), Pfizer may, on a one-time basis for each Potential Follow-On Compound, send written notice to Ionis requesting that Ionis and Pfizer enter into a collaboration to conduct research to discover, identify and Exploit a Potential Follow-On Compound (such notice the “Collaboration Request Notice”).  Upon Ionis’ receipt of the Collaboration Request Notice, Pfizer and Ionis will negotiate in good faith commercially reasonable terms for such collaboration for a period of not less than [***] days (the “Collaboration Negotiation Period”).  If Pfizer and Ionis cannot reach agreement during the Collaboration Negotiation Period, or if Pfizer does not exercise its right to negotiate under this paragraph 3 of this Letter Agreement before the expiration of the ROFN Period, then Ionis will have no further obligation to Pfizer under this paragraph 3 with respect to such Potential Follow-On Compound. For clarity, except as set forth in Section 6.2.1 and Section 6.2.2 of the Agreement, Ionis will not work independently or for or with any Third Party (including the grant of any license to any Third Party) with respect to the clinical development or Commercialization of a Potential Follow-On Compound until the Exclusivity Period expires.

4.           Attendance at Meetings between Akcea and Pfizer.  Ionis has the right, but not the obligation, to attend any meetings between Akcea and Pfizer described in Schedule 4.1 (Project Management Activities) of the Agreement.

5.           Pfizer Designee to the Ionis/Akcea Joint Patent Committee.  Pfizer hereby designates [***], as Pfizer’s initial designee to the JPC (as such term is defined in the Ionis/Akcea License Agreement) solely with respect to the Product, pursuant to the last sentence of Section 9.1.2 of the Ionis/Akcea License Agreement. Pfizer may replace its designee to the JPC (as such term is defined in the Ionis/Akcea License Agreement) at any time by written notice to Ionis and Akcea. For clarity, Pfizer’s designee to the JPC will not have any right to attend those portions of JPC meetings that do not concern the Product.

6.           Ionis Covenants between Execution and Closing.  From the Execution Date and until the Closing Date or the earlier termination of the Agreement in accordance with Article 13 (Term and Termination) of the Agreement, except as consented to in writing by Pfizer, (a) Ionis will conduct its business in the ordinary course of business consistent with past practice and in accordance with all applicable Laws with respect to the performance of its obligations under this Letter Agreement, and (b) Ionis will not (i) [***], and, in addition, will not [***]; (ii) [***]; and (iii) enter into, modify, extend, renew or amend any contract that by its terms expressly limits or impairs in any material manner the ability of Ionis to carry out its obligations under this Letter Agreement or the ability of Akcea to carry out its obligations under the License Agreement.

Morris J. Birnbaum, M.D., Ph.D.
Damien McDevitt, Ph.D.
October 4, 2019

7.           Intellectual Property.  Ionis will fulfill the obligations of Akcea as set forth in Article 9 (Intellectual Property) of the Agreement, to the extent that Ionis, rather than Akcea, has the requisite rights to fulfill such obligations under the Ionis/Akcea License Agreement.

8.           New Agreements. Ionis will not enter into any new agreement or other obligation with any Third Party, or amend an existing agreement with any Third Party, in each case that restricts, limits or encumbers the rights granted to Pfizer under the Agreement.

9.           Formulation or Delivery Technology. If, after the Closing Date, Ionis or its Affiliates becomes the owner or otherwise acquires Control of any formulation or delivery technology that would be necessary or useful in order for Pfizer to further Develop, Commercialize or Exploit the Product, Ionis will make such technology available to Pfizer on commercially reasonable terms.

10.         Application of Additional Provisions of the Agreement to Ionis.

(a)          To the extent that Ionis is expressly referenced or is referenced in its capacity as an Affiliate of Akcea in the Additional Provisions, Ionis hereby agrees to be bound by and to comply with such provisions as if it was a Party to the Agreement for such purposes. Additionally, to the extent that Ionis is not expressly referenced in the Additional Provisions, Ionis hereby agrees to be bound by and to comply with such Additional Provisions as if it was a Party to the Agreement for such purposes.

(b)          “Additional Provisions” means the following provisions of the Agreement: Section 2.8.2 (Akcea Regulatory Transfer Cooperation), Section 2.9 (Technology Transfer), Section 2.10 (Class Generic Claims for the Product), Section 2.11.3 (Ionis’ Internal Antisense Safety Database), Section 3.2 (Manufacturing Transition Assistance), Section 3.3 (Transfer of Existing Inventory), Section 5.1 (License Grant), Section 5.2 (Pfizer’s Sublicensing Rights), Section 5.3 (Requests to Grant Sublicense to CMOs), Article 6 (Exclusivity Provisions), Article 10 (Confidentiality) and Article 11 (Representations and Warranties), provided, however, that the [***] hours of no-cost manufacturing transition assistance set forth in Section 3.2 (Manufacturing Transition Assistance) of the Agreement and the [***] hours of no-cost regulatory transfer assistance set forth in Section 2.8.2 (Akcea Regulatory Transfer Cooperation) of the Agreement are aggregate caps such that hours contributed by Ionis or Akcea will count toward each such cap, as applicable.

(c)          Article 14 (Miscellaneous) and Section 13.4 of the Agreement shall apply to this Letter Agreement mutatis mutandis.

11.         Indemnification.

(a)          Ionis is an intended third party beneficiary with respect to Section 12.1 (Indemnification by Pfizer) of the Agreement.

Morris J. Birnbaum, M.D., Ph.D.
Damien McDevitt, Ph.D.
October 4, 2019

(b)          Ionis hereby agrees to defend, and indemnify and hold harmless, the Pfizer Indemnified Parties from and against any and all Losses, to the extent arising out of or resulting from any Third Party Claims to the extent based upon:

(i)          any breach of any representation, warranty or covenant made by Ionis in this Letter Agreement;

(ii)         the Exploitation of the Product by Ionis or its Affiliates, subcontractors or Sublicensees, to the extent applicable; or

(iii)        the gross negligence or willful misconduct by Ionis in the exercise of its rights or performance of its obligations hereunder;

provided that, in the case of each of paragraph 11(b)(i) through 11(b)(iii) above, Ionis will not be obligated to so defend, and indemnify and hold harmless, the Pfizer Indemnified Parties for any Third Party Claims to the extent that Pfizer has an obligation to indemnify the Akcea Indemnified Parties under Section 12.1 (Indemnification by Pfizer) of the Agreement.

(c)          Section 12.3 (Procedure) and Section 12.5 (Damages Waiver) of the Agreement shall apply to this Letter Agreement mutatis mutandis.

(d)          Notwithstanding anything to the contrary in the Agreement or this Letter Agreement, Pfizer’s obligation to indemnify Ionis pursuant to paragraph 11(a) of this Letter Agreement is not duplicative of or in addition to Pfizer’s indemnification obligation pursuant to Section 12.1 (Indemnification by Pfizer) of the Agreement. For the avoidance of doubt, neither this Letter Agreement nor the Agreement shall permit a duplicate claim for indemnification or a duplicate payment of Losses arising from the same facts and circumstances giving rise to a pending or previously made claim for indemnification as a claim for indemnification pursuant to either paragraph 11(a) of this Letter Agreement or Section 12.1 (Indemnification by Pfizer) of the Agreement.

12.         Incorporation by Reference.  Article 1 (Definitions) is hereby incorporated herein by reference with the same force and effect as though fully set forth herein.

13.         Term.  The term of this Side Letter Agreement will be the Term under the Agreement.

14.         Effect of Termination of the Agreement. If the Agreement terminates for any reason, Pfizer will, from the effective date of such termination, automatically become a direct licensee of Ionis with respect to the rights licensed to Pfizer by Akcea on the terms substantially the same as the terms set forth in the Agreement.

[Signature page to follow]

Morris J. Birnbaum, M.D., Ph.D.
Damien McDevitt, Ph.D.
October 4, 2019

If the terms of this Letter Agreement are acceptable, please so indicate by executing a copy of this Letter Agreement and returning it to Ionis.

Very truly yours,

/s/Brett Monia
Brett Monia
Chief Operating Officer
IONIS PHARMACEUTICALS, INC.

AGREED TO AND CONFIRMED BY AKCEA THERAPEUTICS, INC.:

By:/s/Damien McDevitt
Name:	Damien McDevitt
Title:	Interim Chief Executive Officer

AGREED TO AND CONFIRMED BY PFIZER INC.:

By:/s/Morris J. Birnbaum
Name:	Morris J. Birnbaum
Title:	SVP-CSO, Internal Medicine